Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Sun Group High-Tech Co.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-169519) of China Sun Group High-Tech Co. of our report dated August 29, 2011 with respect to the consolidated balance sheets of China Sun Group High-Tech Co. and its subsidiaries as of May 31, 2011 and 2010 and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for the years ended May 31, 2011 and 2010, which reports appear in the May 31, 2011 annual report on Form 10-K of China Sun Group High-Tech Co.

/s/ HKCMCPA Company Limited

HKCMCPA Company Limited
(Formerly known as ZYCPA Company Limited)

Hong Kong, China
August 29, 2011